Adicet Announces Appointment of Dr. Michael G. Kauffman to the Board of Directors

Menlo Park, CA and Boston, MA – November 18, 2021 – Adicet Bio, Inc. (Nasdaq: ACET), a biotechnology company discovering and developing first-in-class allogeneic gamma delta T cell therapies for cancer and other diseases, today announced the appointment of Michael G. Kauffman M.D., Ph.D., to its Board of Directors.

"Dr. Kauffman’s appointment brings a wealth of expertise to our board and will be invaluable as we advance the development of our pipeline of next-generation off-the-shelf, gamma-delta CAR-T therapies," said Chen Schor, President and Chief Executive Officer of Adicet Bio. "Dr. Kauffman is an industry veteran with considerable experience in oncology drug development and, notably, has been instrumental in the approval of several oncology drugs. We look forward to benefiting from Michael’s expertise and insights."

Dr. Kauffman joins the Adicet board with over 20 years of experience in the life sciences industry, including expertise in preclinical research, clinical development and regulatory strategy. Currently, he is a board member for Karyopharm Therapeutics, Verastem Oncology and Kezar Life Sciences. Most recently, Dr. Kauffman served as the co-founder and chief executive officer of Karyopharm, where he guided the Company’s transition from a discovery stage biotechnology company to a commercial stage organization. Prior to joining Karyopharm, Dr. Kauffman was Chief Medical Officer of Onyx Pharmaceuticals Inc., which acquired Proteolix Inc. Previously, Dr. Kauffman was President and Chief Executive officer of EPIX Pharmaceuticals, Inc. (previously Predix Pharmaceuticals, Inc.). Before that, he was the leader of the Velcade® development program at Millennium Pharmaceuticals, and has also held a number of senior positions at Millennium Predictive Medicine and Biogen. Dr. Kauffman received his M.D. and Ph.D. from Johns Hopkins Medical School and is board certified in Internal Medicine.

“Adicet’s leading gamma delta CAR-T cell platform is unique in that it is designed to leverage the inherent innate and adaptive ability of gamma delta T cells to complement a chimeric antigen receptor for enhanced tumor killing,” said Kauffman. “If successful in the clinic, these three anti-tumor mechanisms could provide significant benefits over current cell therapy platforms, without the need for gene editing. I look forward to working closely with the team to advance Adicet’s pipeline of off-the-shelf, CAR-T therapies for the treatment of cancer and other diseases.”

About Adicet Bio, Inc.

Adicet Bio, Inc. is a biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer and other diseases. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors and T cell receptor-like targeting moieties to enhance selective tumor targeting, facilitate innate and adaptive anti-tumor immune response, and improve persistence for durable activity in patients. For more information, please visit our website at http://www.adicetbio.com.

Forward-Looking Statements

This press release contains "forward-looking statements" of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to business and operations of Adicet including, but not limited to the contributions resulting from members of the board of directors, future plans or expectations around Adicet’s CAR-T cell platform as well as the expected potential therapeutic effects of drug candidates, expectations regarding the initiation, design, implementation, timing, and success of future clinical studies and expectations regarding its other CAR gamma delta T cell therapy development activities.

Any forward-looking statements in this press release are based on management's current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of COVID-19 on our business and financial results, including with respect to disruptions to our clinical trials, business operations, and ability to raise additional capital; and Adicet's ability to execute on its strategy. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet's actual results to differ from those contained in the forward-looking statements, see the section entitled "Risk Factors" in Adicet's most recent annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Adicet's other filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio, Inc.

Investor and Media Contacts

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